Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brinker International:

We consent to the incorporation by reference in registration statement No. 333-125289 on Form S-8 of Brinker International Inc. of our report dated July 11, 2008 with respect to the statements of net assets available for benefits of the Brinker International 401(k) Savings Plan  as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule of, Schedule H, 4i – Schedule of Assets (Held at End of Year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the Brinker International 401(k) Savings Plan .

/s/  Whitley Penn LLP

Dallas, Texas

July 11, 2008

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